Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS SECOND QUARTER NET INCOME OF $61.8 MILLION
Performance driven by higher revenues

Rockland, Massachusetts (July 21, 2022) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2022 second quarter net income of $61.8 million, or $1.32 per diluted share, compared to 2022 first quarter net income of $53.1 million, or $1.12 per diluted share, and 2022 first quarter operating net income of $58.2 million, or $1.23 per diluted share, which excluded pre-tax merger-related costs of $7.1 million associated with the acquisition of Meridian Bancorp, Inc. ("Meridian") and its subsidiary, East Boston Savings Bank ("EBSB"). There were no such costs included in 2022 second quarter results. Please refer to "Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)" below for a reconciliation of net income to operating net income.

“We generated solid results while continuing our focus on disciplined growth. Our core fundamentals were on full display this quarter as evidenced by revenue and loan growth along with a continuing sound balance sheet,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Our ongoing success is a testament to the dedication of my talented colleagues and the enduring relationships they forge with each other and with the customers and communities that Rockland Trust serves. In these uncertain economic times, we remain committed to serving the needs of all our constituents and being the bank Where Each Relationship Matters®.”

BALANCE SHEET

Total assets of $20.0 billion at June 30, 2022 decreased by $176.7 million, or 0.9%, from the prior quarter due primarily to the decline in liquid assets, and increased by $5.8 billion, or 40.8%, as compared to the year ago period, inclusive of the 2021 fourth quarter acquisition of Meridian.

Total loans at June 30, 2022 of $13.7 billion increased by $95.7 million, or 2.8% on an annualized basis compared to the prior quarter level. Excluding $69.0 million of net paydowns associated with the Paycheck Protection Program ("PPP"), the loan portfolio increased by $164.7 million, or 4.9% on an annualized basis, compared to the prior quarter. Organic loan growth was driven primarily by strong consumer loan activity, as the majority of residential real estate loan closings were retained on the balance sheet, resulting in 8.1% growth (32.4% annualized) for the quarter in that portfolio, while increased demand and line utilization fueled 3.9% (15.5% annualized) growth in home equity balances. On the commercial side, increased line utilization and higher closing volumes drove solid growth in both the commercial and industrial and construction categories, while elevated attrition outpaced strong closing activity within commercial real estate. Robust small business origination activity led to solid 2.8% growth for the quarter.

Deposit balances of $16.6 billion at June 30, 2022 decreased by $123.8 million, or 0.7%, from the prior quarter primarily attributable to continued runoff in higher-cost time deposits, while growth in municipal deposits was offset by personal and business deposit declines within the core categories. Core deposits comprised 86.8% of total deposits at June 30, 2022, an increase from 85.8% at March 31, 2022. The total cost of deposits for the quarter remained at 0.05%.

The securities portfolio increased by $73.2 million, or 2.6%, when compared to the prior quarter, reflecting the Company's ongoing strategy to deploy a portion of excess cash balances into investment securities. Total purchases for the quarter were $196.7 million, offset by an unrealized loss of $30.7 million related to the available for sale portfolio, as well as paydowns, calls, and maturities. Total securities represented 14.7% of total assets as of June 30, 2022, as compared to 14.2% at March 31, 2022

Stockholders' equity at June 30, 2022 decreased 3.2% when compared to the prior quarter, which decrease is primarily attributable to the Company's repurchase of approximately 1.3 million in shares during the second quarter of 2022 under the Company's buyback program, which totaled $103.4 million, along with elevated levels of unrealized losses on available for sale investment securities included in other comprehensive income, which were partially offset by strong earnings retention. As a result of this decrease in stockholders' equity, book value per share decreased by $0.27, or 0.4%, to $62.32 during the second quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 14.37% at June 30, 2022 represented a decrease of 34 basis points from the prior quarter and an increase of 210 basis points from the year ago period. The Company's tangible book value per share at June 30, 2022 declined by $0.84, or 2.0%, from the prior quarter to $40.31, but represented an increase of 9.6% from the year ago period inclusive of the accretive impact of the Meridian acquisition. The Company's ratio of tangible common equity to tangible assets of 9.79% at June 30, 2022 represents a decrease of 39 basis points from the prior quarter and an increase of 90 basis points from the year ago period. Please refer to Appendix A for a detailed reconciliation of Non-GAAP metrics.

NET INTEREST INCOME

Net interest income for the second quarter increased 5.4% to $144.9 million compared to $137.4 million for the prior quarter, primarily reflecting the positive impact of asset repricing in the rising interest rate environment in conjunction with relatively stable funding costs, offset by reduced net PPP fee income of $1.7 million. The reported net interest margin increased by 18 basis points from the prior quarter to 3.27%, and increased 23 basis points to 3.23% on a core basis when excluding PPP fees, purchase accounting, and other non-recurring items. Please refer to Appendix C for additional details regarding the net interest margin.

NONINTEREST INCOME

Noninterest income of $27.9 million for the second quarter of 2022 was $1.6 million, or 6.2% higher compared to the prior quarter. Significant changes in noninterest income for the second quarter compared to the prior quarter included the following:

•Deposit account fees and interchange and ATM fees increased by $335,000, or 6.1%, and $418,000, or 11.6%, respectively, both driven by increased transaction volume during the second quarter.

•Investment management income increased by $656,000, or 7.6%, compared to the prior quarter primarily due to seasonal tax preparation fees as well as strong retail and insurance performance, offset partially by depressed market valuations during the second quarter. As of June 30, 2022, total assets under administration had decreased $568.0 million, or 9.9% to $5.2 billion, primarily due to declines in market values.

•Mortgage banking income decreased by $320,000, or 23.5%, despite stronger origination volumes, as a greater portion of new originations were retained in the Company's portfolio versus being sold in the secondary market as compared to the prior quarter.

•Loan level derivative income decreased by $168,000, or 27.8%, to $436,000, due primarily to lower customer volume.

•Other noninterest income increased by $506,000, or 10.7%, primarily attributable to increases in rental income from equipment leases and discounted purchases of Massachusetts historical tax credits.

NONINTEREST EXPENSE

Noninterest expense of $90.6 million for the second quarter of 2022 represented a $4.9 million, or 5.2%, decrease compared to the prior quarter. Significant changes in noninterest expense for the second quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $827,000, or 1.7%, primarily due to increases in general salary expenses and incentive programs, partially offset by decreases in payroll taxes and retirement costs.

•Occupancy and equipment decreased by $1.7 million, or 12.5%, due mostly to decreased snow removal costs from the prior quarter of $1.2 million, utility expenses, and reduced rent related to several terminated locations acquired from EBSB.

•The Company incurred merger related costs of $7.1 million associated with the Meridian acquisition during the first quarter of 2022. No such costs were recorded during the second quarter.

•Other noninterest expense increased by $3.2 million, or 14.3%, due primarily to increases in consultant fees, elevated unrealized losses on equity securities, director expenses related to equity compensation granted during the quarter, advertising costs, and recruitment expense.

    The Company generated a return on average assets and a return on average common equity of 1.24% and 8.49%, respectively, for the second quarter of 2022, as compared to 1.06% and 7.16%, respectively, or 1.17% and 7.85%, respectively, on an operating basis, for the prior quarter.

The Company’s tax rate for the second quarter of 2022 was 24.8%, compared to 24.4% for the prior quarter.

ASSET QUALITY

During the second quarter of 2022, the Company recorded total net charge-offs of $199,000, equating to 0.01% of average loans on an annualized basis. Nonperforming loans declined slightly to $55.9 million, or 0.41% of total loans at June 30, 2022, as compared to $56.6 million, or 0.42% of total loans at March 31, 2022. Delinquency as a percentage of total loans increased 11 basis points from the prior quarter to 0.40% at June 30, 2022.

In addition, total loans subject to a COVID-19 related payment deferral decreased significantly to $197.4 million, or 1.4% of total loans, at June 30, 2022, as compared to $304.5 million, or 2.2% of total loans, at March 31, 2022. All loans subject to a payment deferral at June 30, 2022 were performing in accordance with the modified terms.

The Company recorded no provision for credit losses during the second quarter of 2022 as continued strong credit quality metrics countered additional provisioning for net loan growth. The allowance for credit losses on total loans was $144.3 million, or 1.06% of total loans, at June 30, 2022, as compared to $144.5 million, or 1.06% of total loans, at March 31, 2022.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, and Mark Ruggiero, Chief Financial Officer, will host a conference call to discuss second quarter earnings at 10:00 a.m. Eastern Time on Friday, July 22, 2022. Internet access to the call is available on the Company’s website at https://INDB.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 9471677 and will be available through July 29, 2022. Additionally, a webcast replay will be available on the Company's website until July 22, 2023.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2021 list, an honor earned for the 13th consecutive year. *In 2022, Rockland Trust was ranked #1 in Customer Satisfaction with Retail Banking in New England. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through over 120 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, South Shore, North Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

*Rockland Trust received the highest score in a tie in the New England Region of the J.D. Power 2022 U.S. Retail Banking Satisfaction Study of customers’ satisfaction with their primary bank. Visit jdpower.com/awards for more details.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including any future weakening caused by the COVID-19 pandemic and any uncertainty regarding the length and extent of economic contraction as a result of the pandemic;
•the potential effects of inflationary pressures, labor market shortages and supply chain issues;
•the instability or volatility in financial markets and unfavorable general economic or business conditions, globally, nationally or regionally, caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs;

•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws and changes in tax laws;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, geopolitical concerns, including those arising from the conflict between Russia and Ukraine;
•the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events, and their impact on the Company's local economies or the Company's operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which remains unknown at this time due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond the Company's control, including the scope, duration and extent of the pandemic and any further resurgences, the efficacy, availability and public acceptance of vaccines, boosters or other treatments, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of these actions and the pandemic generally on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, core net interest margin ("core margin"), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity, exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, provision for credit losses on acquired loan portfolios, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	June 30 2022	March 31 2022	June 30 2021	Jun 2022 vs.	Jun 2022 vs.
				Mar 2022	Jun 2021
Assets
Cash and due from banks	$202,802	$173,779	$141,953	16.70%	42.87%
Interest-earning deposits with banks	1,273,465	1,666,580	2,114,477	(23.59)%	(39.77)%
Securities
Trading	3,637	3,956	3,439	(8.06)%	5.76%
Equities	21,181	22,611	22,975	(6.32)%	(7.81)%
Available for sale	1,501,949	1,552,731	794,516	(3.27)%	89.04%
Held to maturity	1,408,189	1,282,441	861,821	9.81%	63.40%
Total securities	2,934,956	2,861,739	1,682,751	2.56%	74.41%
Loans held for sale	2,358	6,144	25,561	(61.62)%	(90.78)%
Loans
Commercial and industrial	1,541,046	1,566,192	1,726,498	(1.61)%	(10.74)%
Commercial real estate	7,791,757	7,897,616	4,251,543	(1.34)%	83.27%
Commercial construction	1,194,577	1,153,945	496,539	3.52%	140.58%
Small business	205,953	200,405	182,863	2.77%	12.63%
Total commercial	10,733,333	10,818,158	6,657,443	(0.78)%	61.22%
Residential real estate	1,844,057	1,706,045	1,240,279	8.09%	48.68%
Home equity - first position	587,314	577,881	606,332	1.63%	(3.14)%
Home equity - subordinate positions	478,196	447,934	412,076	6.76%	16.05%
Total consumer real estate	2,909,567	2,731,860	2,258,687	6.50%	28.82%
Other consumer	32,864	30,009	22,858	9.51%	43.77%
Total loans	13,675,764	13,580,027	8,938,988	0.70%	52.99%
Less: allowance for credit losses	(144,319)	(144,518)	(102,357)	(0.14)%	41.00%
Net loans	13,531,445	13,435,509	8,836,631	0.71%	53.13%
Federal Home Loan Bank stock	6,249	11,407	9,079	(45.22)%	(31.17)%
Bank premises and equipment, net	202,221	199,106	117,435	1.56%	72.20%
Goodwill	985,072	985,072	506,206	—%	94.60%
Other intangible assets	28,845	30,759	20,370	(6.22)%	41.61%
Cash surrender value of life insurance policies	292,807	291,192	242,963	0.55%	20.52%
Other assets	522,230	497,891	496,781	4.89%	5.12%
Total assets	$19,982,450	$20,159,178	$14,194,207	(0.88)%	40.78%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$5,562,174	$5,537,156	$4,370,852	0.45%	27.26%
Savings and interest checking accounts	6,347,601	6,247,806	4,445,903	1.60%	42.77%
Money market	3,419,170	3,579,820	2,352,897	(4.49)%	45.32%
Time certificates of deposit	1,310,603	1,398,610	817,319	(6.29)%	60.35%
Total deposits	16,639,548	16,763,392	11,986,971	(0.74)%	38.81%
Borrowings
Federal Home Loan Bank borrowings	25,652	25,660	35,693	(0.03)%	(28.13)%
Long-term borrowings, net	—	—	23,425	n/a	(100.00)%
Junior subordinated debentures, net	62,854	62,854	62,852	—%	—%
Subordinated debentures, net	49,838	49,814	49,743	0.05%	0.19%
Total borrowings	138,344	138,328	171,713	0.01%	(19.43)%
Total deposits and borrowings	16,777,892	16,901,720	12,158,684	(0.73)%	37.99%
Other liabilities	333,373	292,019	293,901	14.16%	13.43%
Total liabilities	17,111,265	17,193,739	12,452,585	(0.48)%	37.41%
Stockholders' equity
Common stock	459	472	329	(2.75)%	39.51%

Additional paid in capital	2,146,333	2,247,518	948,130	(4.50)%	126.38%
Retained earnings	833,857	795,651	763,596	4.80%	9.20%
Accumulated other comprehensive income (loss), net of tax	(109,464)	(78,202)	29,567	39.98%	(470.22)%
Total stockholders' equity	2,871,185	2,965,439	1,741,622	(3.18)%	64.86%
Total liabilities and stockholders' equity	$19,982,450	$20,159,178	$14,194,207	(0.88)%	40.78%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	June 30 2022	March 31 2022	June 30 2021	Jun 2022 vs.	Jun 2022 vs.
				Mar 2022	Jun 2021
Interest income
Interest on federal funds sold and short-term investments	$2,817	$886	$513	217.95%	449.12%
Interest and dividends on securities	11,283	10,044	7,189	12.34%	56.95%
Interest and fees on loans	133,988	129,625	88,814	3.37%	50.86%
Interest on loans held for sale	35	64	186	(45.31)%	(81.18)%
Total interest income	148,123	140,619	96,702	5.34%	53.17%
Interest expense
Interest on deposits	2,111	2,107	2,017	0.19%	4.66%
Interest on borrowings	1,151	1,080	1,331	6.57%	(13.52)%
Total interest expense	3,262	3,187	3,348	2.35%	(2.57)%
Net interest income	144,861	137,432	93,354	5.41%	55.17%
Provision for credit losses	—	(2,000)	(5,000)	(100.00)%	(100.00)%
Net interest income after provision for credit losses	144,861	139,432	98,354	3.89%	47.29%
Noninterest income
Deposit account fees	5,828	5,493	3,822	6.10%	52.49%
Interchange and ATM fees	4,027	3,609	3,068	11.58%	31.26%
Investment management	9,329	8,673	8,872	7.56%	5.15%
Mortgage banking income	1,042	1,362	2,705	(23.49)%	(61.48)%
Increase in cash surrender value of life insurance policies	1,871	1,795	1,589	4.23%	17.75%
Gain on life insurance benefits	123	—	—	100.00%	100.00%
Loan level derivative income	436	604	116	(27.81)%	275.86%
Other noninterest income	5,242	4,736	4,795	10.68%	9.32%
Total noninterest income	27,898	26,272	24,967	6.19%	11.74%
Noninterest expenses
Salaries and employee benefits	49,538	48,711	42,635	1.70%	16.19%
Occupancy and equipment expenses	11,637	13,302	8,706	(12.52)%	33.67%
Data processing and facilities management	2,247	2,372	1,686	(5.27)%	33.27%
FDIC assessment	1,743	1,805	775	(3.43)%	124.90%
Merger and acquisition expense	—	7,100	1,731	(100.00)%	(100.00)%
Other noninterest expenses	25,397	22,210	17,769	14.35%	42.93%
Total noninterest expenses	90,562	95,500	73,302	(5.17)%	23.55%
Income before income taxes	82,197	70,204	50,019	17.08%	64.33%
Provision for income taxes	20,421	17,107	12,447	19.37%	64.06%
Net Income	$61,776	$53,097	$37,572	16.35%	64.42%

Weighted average common shares (basic)	46,665,101	47,366,753	33,033,578
Common share equivalents	14,096	20,711	21,270
Weighted average common shares (diluted)	46,679,197	47,387,464	33,054,848

Basic earnings per share	$1.32	$1.12	$1.14	17.86%	15.79%
Diluted earnings per share	$1.32	$1.12	$1.14	17.86%	15.79%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$61,776	$53,097	$37,572
Noninterest expense components
Add - merger and acquisition expenses	—	7,100	1,731
Noncore increases to income before taxes	—	7,100	1,731
Net tax benefit associated with noncore items (1)	—	(1,995)	(487)
Noncore increases to net income	—	5,105	1,244
Operating net income (Non-GAAP)	$61,776	$58,202	$38,816	6.14%	59.15%

Diluted earnings per share, on an operating basis	$1.32	$1.23	$1.17	7.32%	12.82%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.27%	3.09%	2.99%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.24%	1.06%	1.08%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.24%	1.17%	1.12%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	8.49%	7.16%	8.70%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	8.49%	7.85%	8.98%
Noninterest income as a % of total revenue (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.15%	16.05%	21.10%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.15%	16.05%	21.10%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	52.42%	58.34%	61.95%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	52.42%	54.00%	60.49%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	13.01%	10.82%	12.50%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	13.01%	11.86%	12.91%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Six Months Ended
			% Change
	June 30 2022	June 30 2021	Jun 2022 vs.
			Jun 2021

Interest income
Interest on federal funds sold and short-term investments	$3,703	$839	341.36%
Interest and dividends on securities	21,327	13,821	54.31%
Interest and fees on loans	263,613	181,197	45.48%
Interest on loans held for sale	99	482	(79.46)%
Total interest income	288,742	196,339	47.06%
Interest expense
Interest on deposits	4,218	4,728	(10.79)%
Interest on borrowings	2,231	2,673	(16.54)%
Total interest expense	6,449	7,401	(12.86)%
Net interest income	282,293	188,938	49.41%
Provision for credit losses	(2,000)	(7,500)	(73.33)%

Net interest income after provision for credit losses	284,293	196,438	44.72%
Noninterest income
Deposit account fees	11,321	7,406	52.86%
Interchange and ATM fees	7,636	5,788	31.93%
Investment management	18,002	17,176	4.81%
Mortgage banking income	2,404	8,445	(71.53)%
Increase in cash surrender value of life insurance policies	3,666	2,912	25.89%
Gain on life insurance benefits	123	258	(52.33)%
Loan level derivative income	1,040	289	259.86%
Other noninterest income	9,978	7,939	25.68%
Total noninterest income	54,170	50,213	7.88%
Noninterest expenses
Salaries and employee benefits	98,249	82,524	19.06%
Occupancy and equipment expenses	24,939	17,979	38.71%
Data processing and facilities management	4,619	3,351	37.84%
FDIC assessment	3,548	1,825	94.41%
Merger and acquisition expense	7,100	1,731	310.17%
Other noninterest expenses	47,607	35,574	33.83%
Total noninterest expenses	186,062	142,984	30.13%
Income before income taxes	152,401	103,667	47.01%
Provision for income taxes	37,528	24,384	53.90%
Net Income	$114,873	$79,283	44.89%

Weighted average common shares (basic)	47,013,989	33,014,561
Common share equivalents	17,403	25,085
Weighted average common shares (diluted)	47,031,392	33,039,646

Basic earnings per share	$2.44	$2.40	1.67%
Diluted earnings per share	$2.44	$2.40	1.67%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$114,873	$79,283
Noninterest expense components
Add - merger and acquisition expenses	7,100	1,731
Noncore increases to income before taxes	7,100	1,731
Net tax benefit associated with noncore items (1)	(1,995)	(487)
Noncore increases to net income	$5,105	$1,244
Operating net income (Non-GAAP)	$119,978	$80,527	48.99%

Diluted earnings per share, on an operating basis	$2.55	$2.44	4.51%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.18%	3.12%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.15%	1.17%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.21%	1.19%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	7.82%	9.28%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	8.16%	9.42%
Return on average tangible common equity (GAAP) (calculated by dividing net income by average tangible common equity)	11.89%	13.38%

Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing Net operating net income by average tangible common equity)	12.42%	13.59%
Noninterest income as a % of total revenue (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.10%	21.00%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.10%	21.00%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	55.30%	59.79%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	53.19%	59.06%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	11.89%	13.38%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	12.42%	13.59%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	June 30 2022	March 31 2022	June 30 2021
Nonperforming loans
Commercial & industrial loans	$3,518	$3,517	$20,831
Commercial real estate loans	40,074	40,470	9,031
Small business loans	31	20	558
Residential real estate loans	8,563	8,457	12,786
Home equity	3,514	3,761	4,517
Other consumer	215	393	95
Total nonperforming loans	55,915	56,618	47,818
Total nonperforming assets	$55,915	$56,618	$47,818

Nonperforming loans/gross loans	0.41%	0.42%	0.53%
Nonperforming assets/total assets	0.28%	0.28%	0.34%
Allowance for credit losses/nonperforming loans	258.10%	255.25%	214.06%
Allowance for credit losses/total loans	1.06%	1.06%	1.15%
Delinquent loans/total loans	0.40%	0.29%	0.11%

	Nonperforming Assets Reconciliation for the Three Months Ended
	June 30 2022	March 31 2022	June 30 2021

Nonperforming assets beginning balance	$56,618	$27,820	$59,201
New to nonperforming	2,822	33,754	2,233
Loans charged-off	(545)	(706)	(481)
Loans paid-off /sold	(2,239)	(1,485)	(10,364)
Loans restored to performing status	(738)	(2,702)	(2,771)
Other	(3)	(63)	—
Nonperforming assets ending balance	$55,915	$56,618	$47,818

	Net Charge-Offs (Recoveries)
	Three Months Ended			Six Months Ended
	June 30 2022	March 31 2022	June 30 2021	June 30 2022	June 30 2021
Net charge-offs (recoveries)
Commercial and industrial loans	$(29)	$(13)	$107	$(42)	$3,374
Commercial real estate loans	—	(3)	—	(3)	(57)
Small business loans	(22)	22	31	—	86
Residential real estate loans	—	—	—	—	(1)
Home equity	84	(2)	24	82	11
Other consumer	166	400	30	566	122
Total net charge-offs	$199	$404	$192	$603	$3,535

Net charge-offs to average loans (annualized)	0.01%	0.01%	0.01%	0.01%	0.08%

	Troubled Debt Restructurings At
	June 30 2022	March 31 2022	June 30 2021
Troubled debt restructurings on accrual status	$11,734	$13,288	$19,495
Troubled debt restructurings on nonaccrual status	1,677	1,972	20,212
Total troubled debt restructurings	$13,411	$15,260	$39,707

BALANCE SHEET AND CAPITAL RATIOS
	June 30 2022	March 31 2022	June 30 2021
Gross loans/total deposits	82.19%	81.01%	74.57%
Common equity tier 1 capital ratio (1)	13.90%	14.45%	13.31%
Tier 1 leverage capital ratio (1)	10.42%	10.62%	9.41%
Common equity to assets ratio GAAP	14.37%	14.71%	12.27%
Tangible common equity to tangible assets ratio (2)	9.79%	10.18%	8.89%
Book value per share GAAP	$62.32	$62.59	$52.72
Tangible book value per share (2)	$40.31	$41.15	$36.78
(1) Estimated number for June 30, 2022.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$1,377,286	$2,817	0.82%	$1,906,164	$886	0.19%	$1,882,285	$513	0.11%
Securities
Securities - trading	3,863	—	—%	3,732	—	—%	3,359	—	—%
Securities - taxable investments	2,889,245	11,281	1.57%	2,726,281	10,043	1.49%	1,514,336	7,184	1.90%
Securities - nontaxable investments (1)	197	3	6.11%	201	1	2.02%	555	6	4.34%
Total securities	$2,893,305	$11,284	1.56%	$2,730,214	$10,044	1.49%	$1,518,250	$7,190	1.90%
Loans held for sale	3,842	35	3.65%	9,475	64	2.74%	28,279	186	2.64%
Loans
Commercial and industrial (1)	1,537,883	17,496	4.56%	1,535,619	17,031	4.50%	1,944,026	20,351	4.20%
Commercial real estate (1)	7,827,442	76,771	3.93%	7,911,349	76,030	3.90%	4,196,171	41,532	3.97%
Commercial construction	1,193,353	13,456	4.52%	1,190,659	12,268	4.18%	514,935	4,777	3.72%
Small business	203,947	2,656	5.22%	194,819	2,416	5.03%	178,525	2,302	5.17%
Total commercial	10,762,625	110,379	4.11%	10,832,446	107,745	4.03%	6,833,657	68,962	4.05%
Residential real estate	1,761,986	14,879	3.39%	1,649,157	13,697	3.37%	1,226,520	11,058	3.62%
Home equity	1,046,933	9,178	3.52%	1,032,308	8,662	3.40%	1,024,798	8,591	3.36%
Total consumer real estate	2,808,919	24,057	3.44%	2,681,465	22,359	3.38%	2,251,318	19,649	3.50%
Other consumer	31,554	507	6.44%	29,814	489	6.65%	22,471	411	7.34%
Total loans	$13,603,098	$134,943	3.98%	$13,543,725	$130,593	3.91%	$9,107,446	$89,022	3.92%
Total interest-earning assets	$17,877,531	$149,079	3.34%	$18,189,578	$141,587	3.16%	$12,536,260	$96,911	3.10%
Cash and due from banks	190,501			171,533			142,198
Federal Home Loan Bank stock	6,249			11,407			9,410
Other assets	1,855,351			1,851,196			1,258,056
Total assets	$19,929,632			$20,223,714			$13,945,924
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,192,761	$710	0.05%	$6,255,843	$598	0.04%	$4,339,645	$384	0.04%
Money market	3,486,017	607	0.07%	3,608,793	559	0.06%	2,347,852	429	0.07%
Time deposits	1,356,507	794	0.23%	1,466,651	950	0.26%	843,090	1,204	0.57%
Total interest-bearing deposits	$11,035,285	$2,111	0.08%	$11,331,287	$2,107	0.08%	$7,530,587	$2,017	0.11%
Borrowings
Federal Home Loan Bank borrowings	25,654	123	1.92%	25,696	133	2.10%	35,704	191	2.15%
Long-term borrowings	—	—	—%	9,063	31	1.39%	23,417	94	1.61%
Junior subordinated debentures	62,854	410	2.62%	62,853	299	1.93%	62,852	429	2.74%
Subordinated debentures	49,825	618	4.97%	49,800	617	5.02%	49,730	618	4.98%
Total borrowings	$138,333	$1,151	3.34%	$147,412	$1,080	2.97%	$171,703	$1,332	3.11%
Total interest-bearing liabilities	$11,173,618	$3,262	0.12%	$11,478,699	$3,187	0.11%	$7,702,290	$3,349	0.17%
Noninterest-bearing demand deposits	5,546,041			5,443,465			4,237,135
Other liabilities	290,467			293,597			273,449
Total liabilities	$17,010,126			$17,215,761			$12,212,874
Stockholders' equity	2,919,506			3,007,953			1,733,050

Total liabilities and stockholders' equity	$19,929,632			$20,223,714			$13,945,924

Net interest income		$145,817			$138,400			$93,562

Interest rate spread (2)			3.22%			3.05%			2.93%

Net interest margin (3)			3.27%			3.09%			2.99%

Supplemental Information
Total deposits, including demand deposits	$16,581,326	$2,111		$16,774,752	$2,107		$11,767,722	$2,017
Cost of total deposits			0.05%			0.05%			0.07%
Total funding liabilities, including demand deposits	$16,719,659	$3,262		$16,922,164	$3,187		$11,939,425	$3,349
Cost of total funding liabilities			0.08%			0.08%			0.11%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $956,000, $968,000, and $209,000 for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Six Months Ended
	June 30, 2022			June 30, 2021
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$1,640,264	$3,703	0.46%	$1,603,407	$839	0.11%
Securities
Securities - trading	3,798	—	—%	3,150	—	—%
Securities - taxable investments	2,808,213	21,324	1.53%	1,383,122	13,811	2.01%
Securities - nontaxable investments (1)	199	4	4.05%	599	12	4.04%
Total securities	$2,812,210	$21,328	1.53%	$1,386,871	$13,823	2.01%
Loans held for sale	6,643	99	3.01%	38,907	482	2.50%
Loans
Commercial and industrial (1)	1,536,757	34,527	4.53%	2,029,075	43,397	4.31%
Commercial real estate (1)	7,869,164	152,800	3.92%	4,176,202	81,908	3.96%
Commercial construction	1,192,013	25,724	4.35%	534,933	10,060	3.79%
Small business	199,408	5,072	5.13%	176,434	4,583	5.24%
Total commercial	10,797,342	218,123	4.07%	6,916,644	139,948	4.08%
Residential real estate	1,705,883	28,576	3.38%	1,248,778	23,494	3.79%
Home equity	1,039,661	17,840	3.46%	1,037,446	17,348	3.37%
Total consumer real estate	2,745,544	46,416	3.41%	2,286,224	40,842	3.60%
Other consumer	30,690	996	6.54%	22,087	843	7.70%
Total loans	$13,573,576	$265,535	3.94%	$9,224,955	$181,633	3.97%
Total interest-earning assets	$18,032,693	$290,665	3.25%	$12,254,140	$196,777	3.24%
Cash and due from banks	181,069			148,499
Federal Home Loan Bank stock	8,814			9,828
Other assets	1,853,285			1,249,898
Total assets	$20,075,861			$13,662,365
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,224,128	$1,308	0.04%	$4,225,331	$807	0.04%
Money market	3,547,066	1,166	0.07%	2,318,106	950	0.08%
Time deposits	1,411,275	1,744	0.25%	874,676	2,971	0.68%
Total interest-bearing deposits	$11,182,469	$4,218	0.08%	$7,418,113	$4,728	0.13%
Borrowings
Federal Home Loan Bank borrowings	25,675	256	2.01%	35,746	379	2.14%
Long-term borrowings	4,506	31	1.39%	25,818	205	1.60%
Junior subordinated debentures	62,854	709	2.27%	62,851	855	2.74%
Subordinated debentures	49,813	1,235	5.00%	49,717	1,235	5.01%
Total borrowings	$142,848	$2,231	3.15%	$174,132	$2,674	3.10%
Total interest-bearing liabilities	$11,325,317	$6,449	0.11%	$7,592,245	$7,402	0.20%
Noninterest-bearing demand deposits	5,495,036			4,067,235
Other liabilities	292,023			279,620
Total liabilities	$17,112,376			$11,939,100
Stockholders' equity	2,963,485			1,723,265

Total liabilities and stockholders' equity	$20,075,861			$13,662,365

Net interest income		$284,216			$189,375

Interest rate spread (2)			3.14%			3.04%

Net interest margin (3)			3.18%			3.12%

Supplemental Information
Total deposits, including demand deposits	$16,677,505	$4,218		$11,485,348	$4,728
Cost of total deposits			0.05%			0.08%
Total funding liabilities, including demand deposits	$16,820,353	$6,449		$11,659,480	$7,402
Cost of total funding liabilities			0.08%			0.13%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $1.9 million and $438,000 for the six months ended June 30, 2022 and 2021, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	June 30 2022	March 31 2022	June 30 2021
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$2,871,185	$2,965,439	$1,741,622	(a)
Less: Goodwill and other intangibles	1,013,917	1,015,831	526,576
Tangible common equity	$1,857,268	$1,949,608	$1,215,046	(b)
Tangible assets
Assets (GAAP)	$19,982,450	$20,159,178	$14,194,207	(c)
Less: Goodwill and other intangibles	1,013,917	1,015,831	526,576
Tangible assets	$18,968,533	$19,143,347	$13,667,631	(d)

Common Shares	46,069,761	47,377,125	33,037,859	(e)

Common equity to assets ratio (GAAP)	14.37%	14.71%	12.27%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.79%	10.18%	8.89%	(b/d)
Book value per share (GAAP)	$62.32	$62.59	$52.72	(a/e)
Tangible book value per share (Non-GAAP)	$40.31	$41.15	$36.78	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30 2022	March 31 2022	June 30 2021	June 30 2022	June 30 2021
Net interest income (GAAP)	$144,861	$137,432	$93,354	$282,293	$188,938	(a)

Noninterest income (GAAP)	$27,898	$26,272	$24,967	$54,170	$50,213	(b)
Noninterest income on an operating basis (Non-GAAP)	$27,898	$26,272	$24,967	$54,170	$50,213	(c)

Noninterest expense (GAAP)	$90,562	$95,500	$73,302	$186,062	$142,984	(d)
Less:
Merger and acquisition expense	—	7,100	1,731	7,100	1,731
Noninterest expense on an operating basis (Non-GAAP)	$90,562	$88,400	$71,571	$178,962	$141,253	(e)

Total revenue (GAAP)	$172,759	$163,704	$118,321	$336,463	$239,151	(a+b)
Total operating revenue (Non-GAAP)	$172,759	$163,704	$118,321	$336,463	$239,151	(a+c)

Net income (GAAP)	$61,776	$53,097	$37,572	$114,873	$79,283
Operating net income (Non-GAAP) (See income statement for reconciliation of GAAP to Non-GAAP)	$61,776	$58,202	$38,816	$119,978	$80,527

Average common equity (GAAP)	$2,919,506	$3,007,953	$1,733,050	$2,963,485	$1,723,265
Less: Average goodwill and other intangibles	1,014,953	1,017,040	527,337	1,015,991	528,050
Tangible average tangible common equity (Non-GAAP)	$1,904,553	$1,990,913	$1,205,713	$1,947,494	$1,195,215

Ratios
Noninterest income as a % of total revenue (GAAP)	16.15%	16.05%	21.10%	16.10%	21.00%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	16.15%	16.05%	21.10%	16.10%	21.00%	(c/(a+c))
Efficiency ratio (GAAP)	52.42%	58.34%	61.95%	55.30%	59.79%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	52.42%	54.00%	60.49%	53.19%	59.06%	(e/(a+c))
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	13.01%	10.82%	12.50%	11.89%	13.38%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	13.01%	11.86%	12.91%	12.42%	13.59%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	Three Months Ended
	June 30, 2022			March 31, 2022
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported total interest earning assets	$17,877,531	$145,817	3.27%	$18,189,578	$138,403	3.09%
Core adjustments:
PPP volume @ 1%	(60,969)	(149)		(148,384)	(362)
PPP fee amortization		(1,762)			(3,486)
Total PPP impact	(60,969)	(1,911)	(0.03)%	(148,384)	(3,848)	(0.07)%
Acquisition related:
Loan fair value amortization (accretion)		823			(83)
CD fair market accretion		(437)			(684)
		386	0.01%		(767)	(0.02)%

Nonaccrual interest		205	—%		310	0.01%

Other noncore adjustments		(1,106)	(0.02)%		(773)	(0.01)%

Core margin (Non-GAAP)	$17,816,562	$143,391	3.23%	$18,041,194	$133,325	3.00%